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                                                             Exhibit 99.B(h)(4)

                      AMENDMENT AS OF DECEMBER 11, 1998 TO
                                   SCHEDULE A
                           PADCO SERVICE COMPANY, INC.

                      FEE SCHEDULE FOR ACCOUNTING SERVICES


RYDEX SERIES TRUST - EACH SEPARATE RYDEX FUND

A. ANNUAL FEE - (Based upon average net assets - payable monthly) shall be:

         10 Basis Points on first $30 million of assets
         5 Basis Points on next $20 million of assets
         3 Basis Points on next $50 million of assets
         2 Basis Points on assets over $100 million

B. In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail and telephone expense.

C. PADCO Service Company, Inc. Warrants that the above rates of compensation are guaranteed for a two-year period. At that time, the Trust acknowledges that the Agent has the right to revise the Agent's compensation schedule.







December 11, 1998